EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION

of

MILACRON INC.

      Milacron Inc., a corporation organized and existing under the laws of the State of Delaware (originally incorporated under the name Cincinnati Milacron Holdings, Inc. on March 18, 1983), hereby certifies as follows:

      FIRST: The name of the corporation (hereinafter referred to as the Company) is Milacron Inc.

      SECOND: The address of the Company's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The name of the Company's registered agent at such address is The Corporation Trust Company.

      THIRD: The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH: The total number of shares of all classes of stock which the Company shall have authority to issue is 175,060,000, consisting of (1) 60,000 shares of 4% Cumulative Preferred Stock, par value $100 per share (hereinafter referred to as the Preferred Stock), (2) 10,000,000 shares of Serial Preference Stock, par value $.01 per share (hereinafter referred to as the Serial Preference Stock) and (3) 165,000,000 shares of Common Stock, par value $.01 per share (hereinafter referred to as the Common Stock).

      The following is a statement of the designation and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Preferred Stock and the Common Stock and the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Serial Preference Stock, which the Board of Directors is herein authorized to fix.

SECTION A:  PROVISIONS RELATING TO PREFERRED STOCK

      I.  Out of the net assets of the Company legally available for dividends, the holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends in cash at the rate of 4% per annum upon the par value thereof, and no more, payable quarterly on the first days of March, June, September and December in each year (the quarterly periods commencing on the first days of such months, respectively, being herein designated as dividend periods), from March 1, 1983, before (subject to the provisions of paragraphs II and V of this Section A) any sum or sums shall be set aside for or applied to the purchase or redemption of Preferred Stock, and before any dividends shall be declared or paid upon or set apart for, or any other distribution shall be ordered or made in respect of Serial Preference Stock or Common Stock, and before any Serial Preference Stock or Common Stock shall be purchased, redeemed or otherwise acquired by the Company; and such dividends shall be cumulative (whether or not in any dividend period or periods there shall be net assets of the Company legally available for the payment of such dividends), so that if at any time dividends upon all the outstanding Preferred Stock at the rate of 4% per annum upon the par value thereof from March 1, 1983, to the end of the then current dividend period shall not have been paid or declared and a sum sufficient for the payment thereof set apart for such payment, then (subject to the provisions of paragraphs II and V of this Section A) the amount of the deficiency shall be fully paid, but without interest, or dividends in such amount declared and a sum sufficient for the payment thereof set apart for such payment, before any sum or sums shall be set aside for or applied to the purchase or redemption of Preferred Stock, and before any dividends shall be declared or paid upon or set apart for, or any other distribution shall be ordered or made in respect of, Serial Preference Stock, or Common Stock, and before any Serial Preference Stock or Common Stock shall be purchased, redeemed, or otherwise acquired by the Company.

      II.  Out of any remaining net assets of the Company legally available for dividends after or concurrently with making payment of full dividends upon Preferred Stock then outstanding at the rate of 4% per annum upon the par value thereof for all past dividend periods, and after or concurrently with making payment of, or declaring and setting apart for payment, full dividends at said rate on all Preferred Stock then outstanding to the end of the then current dividend period, then, and not otherwise, the holders of Serial Preference Stock and Common Stock shall, subject to the provisions hereof, be entitled to receive such dividends as may from time to time be declared by the Board of Directors; provided, however, that if at any time full dividends upon all Preferred Stock then outstanding at the rate of 4% per annum upon the par value thereof shall have been paid for all past dividend periods and declared and set apart for payment for the current dividend period, dividends on the Serial Preference Stock and (subject to the provisions of Section B of this Article FOURTH) the Common Stock, payable in the next succeeding dividend period, may be declared by the Board of Directors and, when so declared, may be paid in the next succeeding dividend period, notwithstanding any restriction hereinabove in paragraph I of this Section A or in this paragraph II set forth; and provided further that, so long as any Preferred Stock shall be outstanding, in no event shall any dividends whatsoever, whether in cash, shares or otherwise (other than dividends payable in Serial Preference Stock or Common Stock), be declared or paid upon or set apart for, or any other distribution be ordered to be made in respect of, Serial Preference Stock (other than the 6% Series B Convertible Preferred Stock, the "Series B Stock") or Common Stock, or any expenditures be made by the Company for the purchase, redemption, retirement or other acquisition of any Serial Preference Stock (other than the Series B Stock) or Common Stock, if at the time such dividend is so declared or such distribution is so ordered or such expenditures are so made:

      (1)  consolidated net current assets remaining after deducting the amount of such dividend or distribution or expenditure would be less than $100 for each share of Preferred Stock outstanding; or

      (2)  consolidated net tangible assets remaining after deducting the amount of such dividend or distribution or expenditure would be less than $200 for each share of Preferred Stock outstanding.

      III.  The Preferred Stock shall be preferred as to both earnings and assets over the Serial Preference Stock and the Common Stock and, in the event of any voluntary or involuntary liquidation or dissolution or winding up of the Company or any sale of all or substantially all of its assets, the holders of Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to its shareholders, whether from capital, surplus or earnings, an amount equal to $100 per share, if such liquidation, dissolution, winding up or sale be involuntary, and, if voluntary, an amount equal to $105 per share, in each case plus an amount equal to all dividends accrued or in arrears thereon to the date of distribution, for every share of their holdings of Preferred Stock, before any distribution of assets shall be made to the holders of Serial Preference Stock or Common Stock, and the holders of Serial Preference Stock and Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock, to share in all the assets of the Company then remaining, in accordance with the provisions of Section B hereof. If upon any such voluntary or involuntary liquidation or dissolution, winding up or sale, the assets thus distributable among the holders of Preferred Stock shall be insufficient to permit the payment to such holders of Preferred Stock of the preferential amounts aforesaid, then the entire assets of the Company to be distributed shall be distributed ratably among the holders of Preferred Stock according to the amounts which they respectively would be entitled to receive if such assets available for distribution as aforesaid were sufficient to permit the payment in full of said sums. No merger or consolidation of the Company with or into another corporation organized under the laws of the State of Delaware or any other state and no merger or consolidation of any such other corporation into the Company, which shall not in fact result in the liquidation of the enterprise and the distribution of assets to shareholders, shall be deemed to be a liquidation, dissolution, or winding up of the Company or sale of aforesaid.

      IV.  The term "dividends accrued or in arrears" whenever used in this Section A with reference to the Preferred Stock shall be deemed to mean (whether or not in any dividend period or in any part thereof in respect of which such term is used there shall have been net assets of the Company legally available for the payment of such dividends) that amount which shall be equal to dividends in cash at the rate of 4% per annum upon the par value thereof from March 1, 1983, to the date as of which dividends accrued or in arrears are or are to be determined for such shares (including an amount equal to the dividend at such rate for the elapsed portion of the current dividend period) less the amount of all dividends paid upon such shares, or deemed to have been paid on such shares in accordance with the provisions of the following sentence. In the event of the issuance of additional Preferred Stock (unless such additional shares have been classified into a new series pursuant to paragraph IX of this Section A), all dividends paid on Preferred Stock outstanding prior to the issuance of such additional Preferred Stock and all dividends declared and payable to the holders of Preferred Stock of record on any date prior to such additional issue shall be deemed to have been paid on the additional Preferred Stock so issued.

      V.  The Preferred Stock, or any part thereof, at any time outstanding may be redeemed by the Company at its election expressed by resolution of the Board of Directors, at any time or from time to time, upon not less than 30 days nor more than 60 days previous notice to the holders of record of the Preferred Stock to be redeemed, mailed to the holders of the Preferred Stock to be redeemed, at their respective addresses as the same shall appear on the books of the Company, at the redemption price of $105 per share plus all dividends accrued or in arrears thereon to the date fixed in such notice as the date of redemption; provided, however, that less than all Preferred Stock at the time outstanding may be redeemed only after or concurrently with making payment of all dividends accrued or in arrears upon all Preferred Stock then outstanding for all past dividend periods and after or concurrently with making payment of, or declaring and setting apart for payment, full dividends on all Preferred Stock then outstanding (other than the shares to be redeemed) to the end of the then current dividend period. If less than all the outstanding Preferred Stock is to be redeemed, the redemption may be made either by lot or pro rata in such manner as may be determined or prescribed by resolution of the Board of Directors, or may be limited to fractional shares, if any, outstanding. From and after the date fixed in any such notice as the date of redemption (unless default shall be made by the Company in providing monies for the payment of the redemption price pursuant to such notice), or, if the Company shall so elect, from and after a date (hereinafter called the date of deposit and which shall be prior to the date fixed as the date of redemption) on which the Company shall provide monies for the payment of the redemption price by depositing the amount thereof for account of the holders of Preferred Stock entitled thereto with a bank or trust company doing business either in the City of Cincinnati in the State of Ohio or in the Borough of Manhattan in the City and State of New York, and having a capital and surplus of at least $5,000,000 pursuant to notice of such election included in the notice of redemption specifying the date on which such deposit will be made, all dividends on Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as shareholders of the Company, except the right to receive the redemption price as herein provided, shall cease and terminate. After the deposit of such amount with such bank and trust company, the respective holders of record of Preferred Stock to be redeemed shall be entitled to receive the redemption price at any time upon the actual delivery to such bank or trust company of certificates for the shares to be redeemed properly stamped from transfer (if required) and duly endorsed in blank or accompanied by proper instruments of assignment and transfer thereof duly endorsed in blank. Any monies so deposited which shall remain unclaimed by the holders of Preferred Stock called for redemption at the end of six years after the redemption date, together with any interest thereon which shall be allowed by the bank or trust company with which the deposit shall have been made, shall be paid by such bank or trust company to the Company.

      VI.  Subject to the provisions of the By-laws of the Company, as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of shareholders entitled to vote, at each meeting of the shareholders each holder of record of Preferred Stock shall be entitled to 24 votes for each such share of Preferred Stock held by him, each holder of record of Common Stock shall be entitled to one vote for each such share of Common Stock held by him, as provided in Section C, and each holder of record of Serial Preference Stock of each series shall be entitled to the number of votes, if any, as he may be entitled to in accordance with the resolution or resolutions adopted by the Board of Directors in accordance with the provisions of paragraph II of Section B of this Article FOURTH providing for the issuance of such series; provided, however, that anything herein contained to the contrary notwithstanding, the holders of Preferred Stock shall also have the additional rights hereinafter in this paragraph VI set forth, to which additional rights the aforesaid voting rights of the holders of Serial Preference Stock and Common Stock shall be subject. Except as may otherwise be required by law, by this Article FOURTH or by resolutions adopted by the Board of Directors in accordance with the provisions of paragraph II of Section B, the holders of record of Common Stock, Preferred Stock and Serial Preference Stock shall vote together as a single class. If at any time dividends accrued or in arrears upon Preferred Stock then outstanding shall amount to $4 per share or more, a default in preferred dividends, for the purposes of this paragraph VI, shall be deemed to have occurred; and, having so occurred, such default in preferred dividends shall be deemed to exist thereafter until, but only until, all dividends accrued or in arrears on all Preferred Stock then outstanding shall have been paid to the end of the last preceding dividend period and the full dividend thereon to the end of the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart for such payment. If and whenever a default in preferred dividends shall exist, then at the next annual meeting of shareholders of the Company for the election of directors (unless at the time of such meeting such default in preferred dividends shall no longer exist) and at each other meeting annual or special, for the election of directors, held thereafter and during the existence of such default in preferred dividends, the holders of the outstanding Preferred Stock, voting separately as a class, shall have the right, a t each such meeting at which at least 35% of the outstanding Preferred Stock is represented (but not otherwise), to elect one-third of the members of the Board of Directors to be elected, but if the number of directors to be elected when divided by three shall result in a fraction, such fraction shall be disregarded if less than one-half and shall be increased to one if more than one-half. The right to elect one-third of the number of directors to be elected shall be in addition to the right of the holders of the outstanding Preferred Stock to vote with the holders of Serial Preference Stock and Common Stock in the election of the remaining directors of the Company. If, during the existence of a default entitling the holders of Preferred Stock to elect one-third of the directors, any annual meeting of shareholders is not held when and as required by the By-laws of the Company, a special meeting of the shareholders for the purpose of electing directors may be called by the holders of record of at least 10% of the Preferred Stock outstanding. Any director elected by the holders of Preferred Stock, voting as a class pursuant to the aforesaid right, shall continue to serve as such director for the full term for which he shall have been elected, notwithstanding that prior to the end of such term the default in preferred dividends which permitted his election by the holders of Preferred Stock shall cease to exist. If, prior to the end of the term of any director so elected by the holders of Preferred Stock, a vacancy in the office of such director shall occur by reason of the death, resignation, removal or disability of such director, or for any other cause, such vacancy shall be filled for the unexpired term in the manner provided in the By-laws of the Company.

      VII.  Anything contained herein or in the By-laws of the Company to the contrary notwithstanding, so long as any Preferred Stock shall be outstanding the Company shall not, without the consent, given by resolution adopted at a meeting duly called for that purpose, or if permitted by law, given in writing, of the holders of at least two-thirds of the Preferred Stock at the time outstanding,

      (1)  amend, alter or repeal any of the terms and provisions of the outstanding Preferred Stock in any material respect prejudicial to the holders thereof; or

      (2)  increase the authorized amount of Preferred Stock or authorize any new class of stock having preference over, or being on a parity with, the Preferred Stock as to dividends or assets, or create any obligation or security of the Company directly or indirectly convertible into or exchangeable for shares of any class having preference over, or being on a parity with, the Preferred Stock as to dividends or assets; or

      (3)  sell or transfer all or substantially all of its assets or merge into or consolidate with any other corporation or merge or consolidate any such other corporation (except a wholly-owned subsidiary) into the Company.

      VIII.  As used in this Section A:

      The term "funded debt" shall mean any debt maturing by its terms more than one year from the date thereof, and shall include all such debt created, assumed or guaranteed by the Company or any subsidiary. If the terms of any debt shall include an option on the part of the Company or the subsidiary to extend (by way of renewal or otherwise) its maturity on any conditions, the maturity shall be deemed to be the last date to which the maturity may be so extended. The term "consolidated funded debt" shall mean the total funded debt of the Company and its subsidiaries.

      The term "consolidated net tangible assets" shall mean consolidated tangible assets less (i) consolidated funded debt, (ii) consolidated current liabilities, as hereinafter defined, except such portion thereof, if any, as is included in consolidated funded debt, and (iii) deferred credits and all reserves other than reserves deducted from consolidated tangible assets or reserves included in consolidated current liabilities or reserves representing an appropriation of retained earnings.

      The term "consolidated tangible assets" shall mean (i) the fixed assets (namely plant, property, equipment and all other kinds of tangible fixed assets) owned by the Company and its subsidiaries as at December 31, 1944, plus subsequent additions to such fixed assets, in all cases taken at cost to the Company or its subsidiaries and less reserves for depreciation and other proper deductions; (ii) consolidated current assets, as hereinafter defined; and (iii) other investments and receivables and other tangible assets of the Company and its subsidiaries taken at cost less proper reserves, excluding, however, any securities issued by the Company or by any of its subsidiaries. The cost of tangible assets acquired by the Company or any subsidiary after December 31, 1944, for a consideration other than cash shall be the fair value of such assets as determined by the Board of Directors of the Company. In arriving at consolidated tangible assets, the Company may substitute for the value of any or all fixed assets acquired subsequent to December 31, 1944, calculated in accordance with the foregoing provisions of this paragraph, the fair value thereof as determined by an appraisal by such independent engineer or engineers or other independent expert or experts as the Board of Directors of the Company shall employ for the purpose.

      The term "consolidated net current assets" shall mean consolidated current assets, as hereinafter defined, less consolidated current liabilities, as hereinafter defined.

      The term "consolidated current assets" shall mean the following assets of the Company and its subsidiaries:

      (1)  cash and cash items on hand or in transit or on deposit in any solvent bank or trust company;

      (2)  shares, bonds and other securities or obligations (other than shares, bonds, securities or obligations of the Company or of any subsidiary) which are readily marketable, taken at the market value thereof;

      (3)  good and collectible notes, trade acceptances, accounts and bills receivable, determined to be properly current in accordance with principles approved by certified or independent public accountants or auditors as hereinafter in this paragraph VII provided, in each case taken at the face amount thereof, less reserves determined to be sufficient by the Company in accordance with principles approved by said accountants or auditors;

      (4)  any amount required to be paid during the period of twelve months after the date as of which consolidated current liabilities are being determined, as a purchase fund or sinking fund with respect to any funded debt, less, however, any funded debt which has been reacquired by the Company or a subsidiary and is held by it, or a purchase fund or sinking fund agent, earmarked for the purpose of meeting the amount so required to be paid on account of such purchase fund or sinking fund, taken at the amount at which the Company or the subsidiary issuing the same is entitled, under the instrument under which such funded debt was issued, to receive credit with respect thereto against such purchase fund or sinking fund obligation; and

      (5)  such other liabilities as may be properly classified as current liabilities under sound accounting practice, as approved by said accountants or auditors.

      The term "subsidiary" shall mean any corporation, association, or business trust, at least a majority of the shares of which at the time outstanding having voting power for the election of a majority of the directors or trustees thereof (except shares having such voting power only upon default in payment of dividends or other defaults) is owned, directly or indirectly, by the Company and/or by one or more other subsidiaries; provided, however, that neither The Factory Power Company, an Ohio corporation, nor any successor thereto nor any subsidiary thereof, shall be deemed to be a subsidiary of the Company for any purpose of this Section A; and provided further that a corporation incorporated under the laws of a jurisdiction other than the United States of any state thereof or the District of Columbia may or may not, as the Company may elect in connection with any determination made pursuant to this paragraph VIII, be deemed to be a subsidiary of the Company for the purposes of such determination.

      The term "wholly-owned subsidiary" shall mean any corporation, association or business trust, all the shares of which at the time outstanding (exclusive of directors' qualifying shares), except shares having a limited participation as to assets, shall be owned, directly or indirectly, by the Company and/or by one or more other wholly-owned subsidiaries.

      All determinations of funded debt, consolidated funded debt, consolidated net tangible assets, consolidated tangible assets, consolidated net current assets, consolidated current assets and consolidated current liabilities, and of the status of any corporation, association or business trust as a subsidiary or a wholly-owned subsidiary of the Company, shall be made, in accordance with good accounting practice, by such firm of certified or independent public accountants or auditors as shall regularly examine and report on the financial statements of the Company for inclusion in its annual report to shareholders or such firm of certified or independent public accountants or auditors as shall be employed by the Board of Directors for the purpose of such determination. In all such determinations, all material intercompany items shall be eliminated and appropriate adjustments shall be made to adjust for and eliminate minority interests in subsidiaries, all as approved by such accountants or auditors. The determinations of such accountants or auditors shall be final and conclusive.

      IX.  The Board of Directors shall have authority, subject to such limitations as may be stated herein, to adopt amendments to this Certificate of Incorporation, in respect of any unissued or treasury Preferred Stock, to fix or alter the division of such shares into series, the designation and number of shares of each series, the dividend rate, dates of payment of dividends and dates from which they are cumulative, redemption rights and price, liquidation price, sinking fund requirements, conversion rights, and restrictions on issuance of shares of the same series or of any other class or series.

SECTION B.  PROVISIONS RELATING TO SERIAL PREFERENCE STOCK

      I.  The Serial Preference Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereafter provided.

      II.  Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article FOURTH, to authorize the issue of one or more series of Serial Preference Stock, and with respect to each such series to fix by resolution or resolutions providing for the issue of such series:

      (1)  the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

      (2)  whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

      (3)  the annual dividend rate, if any, payable on such series expressed in a dollar amount per share, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or any other series of this class;

      (4)  whether the shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

      (5)  the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up of the Company;

      (6)  whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, the extent to and manner in which any such purchase, retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

      (7)  whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or of any other series of this class and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

      (8)  the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the Common Stock or any other class or any other series of this class;

      (9)  the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

      (10)  any other powers, preferences or rights, or any qualifications, limitations or restrictions thereof.

      III.  Except as otherwise provided by such resolution or resolutions, all shares of Serial Preference Stock shall be of equal rank.

      IV.  No holder of Serial Preference Stock shall have any pre-emptive rights to subscribe to stock obligations, warrants, rights to subscribe to stock or other securities of the Company of any class, whether now or hereafter authorized.

      V.  Pursuant to the authority conferred upon the Board of Directors of the Company by this Article FOURTH, the Board of Directors created a series of 300,000 shares of Serial Preference Stock designated as Series A Participating Cumulative Preferred Stock (the "Series A Preferred Stock") by filing a Certificate of Designation of the Company with the Secretary of State of the State of Delaware on February 5, 1999, as amended and restated by filing an Amended and Restated Certificate of Designation of the Company with the Secretary of State of the State of Delaware on June 9, 2004, and the voting powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions of the Series A Preferred Stock are set forth in Appendix A hereto and are incorporated herein by reference.

SECTION C:  PROVISIONS RELATING TO COMMON STOCK

      I.  The holders of record of Common Stock shall be entitled to one vote per share for all purposes.

      II.  Subject to the provisions of law and the respective preferences of the Preferred Stock and the Serial Preferred Stock, dividends may be paid on the Common Stock of the Company at such time and in such amounts as the Board of Directors may deem advisable.

      III.  The Board of Directors of the Company is authorized to effect the elimination of shares of its Common Stock purchased or otherwise reacquired by the Company from the authorized capital stock or number of shares of the Company in the manner provided for in the General Corporation Law of Delaware.

      IV.  No holder of Common Stock shall have any pre-emptive right to subscribe to stock, obligations, warrants, rights to subscribe to stock or other securities of any class, whether now or hereafter authorized.

SECTION D.  GENERAL

      Subject to the provisions of law and the foregoing provisions of this Certificate of Incorporation, the Company may issue shares of its Preferred Stock and Serial Preference Stock or Common Stock, from time to time, for such consideration (not less than the par value or stated value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion, subject as aforesaid. Shares so issued, for which the consideration has been paid or delivered to the Company, shall be deemed fully paid stock, and shall not be liable to any further call or assessments thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

      FIFTH:  Except for any action which may be taken solely upon the vote or consent of holders of the Preferred Stock no action required to be taken or which may be taken at any annual or special meeting of the shareholders of the Company may be taken by written consent without a meeting, except that any such action may be taken without prior notice and without a vote, if consent in writing, setting forth the action so taken, shall be signed by all the shareholders of the Company who would be entitled to notice of a meeting of the shareholders held for such purpose.

      SIXTH:  The Board of Directors shall have the power to amend, alter or repeal the By-laws of the Company.

      SEVENTH:  (a)  The directors shall be divided into three classes, each of which shall be composed, as nearly as may be, of one-third of the directors. The term of office of the directors of the first class is to expire at the annual meeting to be held during the calendar year 1984, the term of office of the directors of the second class is to expire at the annual meeting to be held during the calendar year 1985 and the term of office of the directors of the third class is to expire at the annual meeting to be held during the calendar year 1986. At each annual meeting, commencing with the annual meeting to be held during the calendar year 1984, each of the successors to the directors of the class whose term shall have expired that year shall be elected for a term running until the third annual meeting next succeeding his election and until his successors shall have been duly elected and shall have qualified, except that, upon the fili ng of any vacancy in the Board of Directors occurring other than by expiration of term of office, a successor shall be elected for the unexpired term. The Board of Directors may determine the class or classes to which directors shall be elected when there is a total number of directors in excess of a number divisible by three. A decrease in the number of directors shall not deprive any director of his office as such before the expiration of his term, but shall become effective until as and when the term or terms of office for directors of the class or classes affected thereby shall expire or a vacancy or vacancies in such class or classes shall occur.

      (b)  The provisions of this Article SEVENTH may not be amended, altered or repealed unless such amendment, alteration or repeal, as the case may be, shall have been approved by the affirmative vote of the holders of not less than two-thirds of the total voting power of the outstanding stock of the Company entitled to vote thereon.

      EIGHTH:  Election of directors of the Company need not be by ballot unless and to the extent that the By-laws of the Company shall so provide.

      NINTH:  Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its shareholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any shareholder thereof or on the application of any receiver or receivers appointed for this Company under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Company under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders of this Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors , and/or of the shareholders or class of shareholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as the consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all shareholders or class of shareholders, of the Company, as the case may be, and also on the Company.

      TENTH:  The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other person whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article TENTH.

      ELEVENTH:  (a)  To the fullest extent that the General Corporation Law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      (b)  In addition to any requirements of law and any other provisions herein or in the terms of any class or series of capital stock having a preference over the common stock of the Corporation as to dividends or upon liquidation (and not withstanding that a lesser percentage may be specified by law), the affirmative vote of the holders of 2/3 or more of the voting power of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend, alter or repeal any provision of this Article.

      This Restated Certificate of Incorporation, which only restates and integrates and does not further amend the restated certificate of incorporation of the Company as amended, was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Ronald D. Brown, its Chairman and Chief Executive Officer, this 9th day of June, 2004.

Milacron Inc.

By:	/s/Ronald D. Brown

Ronald D. Brown Chairman, President and Chief Executive Officer

Appendix A

AMENDED AND RESTATED CERTIFICATE OF THE VOTING POWERS,
DESIGNATIONS, PREFERENCES AND RELATIVE
PARTICIPATING, OPTIONAL AND OTHER SPECIAL
RIGHTS AND QUALIFICATIONS, LIMITATIONS
OR RESTRICTIONS OF SERIES A
PARTICIPATING CUMULATIVE
PREFERRED STOCK OF
MILACRON INC.

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

      Milacron Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), in accordance with the provisions of Sections 103 and 151(g) thereof, DOES HEREBY CERTIFY:

      1.   That by resolution of the Board of Directors of the Company dated February 5, 1999, and by a Certificate of Designations filed in the office of the Secretary of State of the State of Delaware on February 5, 1999, the Company authorized a series of 300,000 shares of Serial Preference Stock of the Company designated as Series A Participating Preferred Stock (the "Series A Preferred Stock") and established the voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred and the qualifications, limitations or restrictions thereof.

      2.   As of the date hereof no shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock have been issued.

      3.   That pursuant to the authority conferred on the Board of Directors of the Company by its Restated Certificate of Incorporation and the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors on June 9, 2004 adopted the following resolution amending the voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and the qualifications, limitations or restrictions thereof.

            RESOLVED, that pursuant to the authority conferred upon the Board of Directors of the Company and the Restated Certificate of Incorporation and by the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the voting powers, preferences and relative, participating, optional and other special rights of the Series A Participating Cumulative Preferred Stock of the Company, and the qualifications, limitations or restrictions thereof be, and the same hereby are, amended in their entirety as follows:

                  SECTION 1.   Designation and Number of Shares. The shares of such series shall be designated as "Series A Participating Cumulative Preferred Stock" (the "Series A Preferred Stock"). The number of shares initially constituting the Series A Preferred Stock shall be 300,000; provided, however, that, if more than a total of 300,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the "Rights") issued pursuant to the Rights Agreement dated as of February 5, 1999, between the Company and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability company, as Rights Agent (as such agreement may be amended from time to time, the "Rights Agreement"), the Board of Directors of the Company, pursuant to Section 151(g) of the General Corpora tion Law of the State of Delaware, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged, filed and recorded, in accordance with the provisions of Section 103 thereof, providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent that the Restated Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

                  SECTION 2.   Dividends or Distributions. (a)   Subject to the prior and superior rights of the holders of shares of the 4% Cumulative Preferred Stock of the Company (the "Preferred Stock"), any other series of Serial Preference Stock or any other class of capital stock of the Company ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Company legally available therefor, (1) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board of Directors of the Company shall approve (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the fir st Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, in the amount of $.01 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A Preferred Stock pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock (the total of which shall not, in any event, be less than zero) and (2) dividends payable in cash on the payment date for each cash dividend declared on the Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the Company shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Company shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of the Common Stock. As used herein, the "Formula Number" shall be 1,000; provided, however, that, if at any time after February 5, 1999, the Company shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Form ula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further that, if at any time after February 5, 1999, the Company shall issue any shares of its capital stock in a merger, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

                  (b)   The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that, in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

                  (c)   Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series A Preferred Stock; provided, however, that dividends on such shares which are originally issued after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series A Preferred Stock which are originally issued prior to the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend on th e first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

                  (d)   long as any shares of the Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 2 to be declared on the Series A Preferred Stock shall have been declared.

                  (e)   The holders of the shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

                  SECTION 3.   Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                  (a)   Each holder of Series A Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of Series A Preferred Stock held of record on each matter on which holders of the Common Stock or stockholders generally are entitled to vote, multiplied by the maximum number of votes per share which any holder of the Common Stock or stockholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

                  (b)   Except as otherwise provided herein or by applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class for the election of directors of the Company and on all other matters submitted to a vote of stockholders of the Company.

                  (c)   If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in default, the number of directors constituting the Board of Directors of the Company shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Company, the holders of record of the Series A Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at said meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Company, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock equal to the Formula Number. Until the default in payments of all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, without cause, only by the affirmative vote of the holders of the shares of Series A Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the ter ms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3(c) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this Section 3.

                  (d)   Except as provided herein, in Section 11 or by applicable law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for authorizing or taking any corporate action.

                  SECTION 4.   Certain Restrictions. (a)   Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not:

                  (i)   declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                  (ii)   declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                  (iii)   redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                  (iv)   purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (b)   The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

                  SECTION 5.   Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, no distribution shall be made (1) to the holders of shares of Common Stock or any other shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (x) $.01 per whole share or (y) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (2) to the holders of stock ranking on a parity (either as to div idends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

                  SECTION 6.   Consolidation, Merger, Etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 6 and Section 2 appear to apply to a transaction, this Section 6 will control.

                  SECTION 7.   No Redemption; No Sinking Fund. (a) The shares of Series A Preferred Stock shall not be subject to redemption by the Company or at the option of any holder of Series A Preferred Stock; provided, however, that the Company may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.

                  (b)   The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

                  SECTION 8.   Ranking. The Series A Preferred Stock shall rank junior to the Preferred Stock and to all other series of Serial Preference Stock of the Company with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, unless, in the case of a series of Serial Preference Stock, the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.

                  SECTION 9.   Fractional Shares. The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-thousandth (1/1,000) of a share or any integral multiple of such fraction which shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Company, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect (a) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-thousandth (1/1,000) of a share or any integral multiple thereof or (b) to issue depository rece ipts evidencing such authorized fraction of a share of Series A Preferred Stock pursuant to an appropriate agreement between the Company and a depository selected by the Company; provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock

                  SECTION 10.   Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancelation become authorized but unissued shares of Serial Preference Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of Article FOURTH of the Restated Certificate of Incorporation.

                  SECTION 11.   Amendment. None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided herein or in the Restated Certificate of Incorporation shall be amended in any manner which would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class; provided, however, that no such amendment approved by the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock shall be deemed to apply to the powers, preferences, rights or privileges of any holder of shares of Series A Preferred Stock originally issued upon exercise of the Rights aft er the time of such approval without the approval of such holder.